Exhibit 99

The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
April 30, 2003	John G. Meyer, Jr., President and COO
800-847-5322
JimDrewitz,Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Quarter Sales Increase 152%; Net Income Expands By 235%

Company Records Fourteenth Consecutive Profitable Quarter

VIENNA, Virginia, April 30, 2003 – The Allied Defense Group, Inc., formerly Allied Research Corporation (AMEX: ADG), announces first quarter financial results for the period ending March 31, 2003.

The Allied Defense Group, Inc.

(All amounts in thousands of U.S. Dollars except share data)

Income Statement	First Quarter 2003	First Quarter 2002	% Change
Revenue	$42,657	$16,928	152%
Cost of Sales	(29,268)	(11,698)	150%

Gross Margin	$13,389	$5,230	156%
	31.4%	30.9%
SG&A/R&D	6,397	3,087	107%

Operating Income	$6,992	$2,143	226%
	16.4%	12.7%
Other Income/(Expense)	$(186)	$(53)
Taxes	(2,872)	(917)

Net Income	$3,934	$1,173	235%

	9.2%	6.9%
Weighted Shares
Basic	5,479,125	5,147,712	6%
Fully Diluted	5,919,028	5,185,740	14%
Earnings Per Share
Basic	$0.72	$0.23	213%
Fully Diluted	$0.68	$0.23	196%

Revenues - Revenues for the three months ended March 31, 2003, rose 152% to $42.7 million from $16.9 million for the same period in 2002. Strong growth was recorded through the majority of the Company’s business lines, led by a 201% increase in sales activity at MECAR, Allied’s Belgian defense unit. MECAR’s growth was primarily due to increased production to satisfy customer delivery requirements. The VSK Group’s sales grew 34% as a result of the expansion of its distribution network throughout Europe. Also, Allied’s newest acquisition, SeaSpace Corporation, added $2.3 million to consolidated sales. Sales at NS Microwave fell 56% due in part to delays in federal appropriations for the newly created Department of Homeland Security. A significant amount of NS Microwave’s new business opportunities are pending with agencies which are under the Department of Homeland Security. Congress passed a supplemental funding bill on April 11 that may assist NS Microwave over the following three quarters. The strong first quarter results represent a reversal of normal business cycles for Allied and mark the Company’s fourteenth consecutive profitable quarter.

Earnings Per Share – Diluted earnings per share for the three months ended March 31, 2003, were $0.68 per share compared to $0.23 per share for the same period in 2002, an increase of 196%. Diluted earnings per share were positively impacted by heightened sales activity at MECAR, which more than offset the 14% rise in fully diluted shares outstanding. Profitability at The VSK Group rose 165% in spite of weak economic conditions within the European security market.

Backlog – Backlog as of March 31, 2003, was approximately $130.9 million, compared to $156.8 million as of December 31, 2002.

Gross Margins – Gross margins for the first quarter versus the corresponding period a year ago rose 156% due to high margins secured by MECAR and The VSK Group, as well as currency gains experienced by both of the Belgian subsidiaries. Additionally, SeaSpace, which was acquired in the third quarter of 2002, positively affected the gross margin results for the period. Lower activity within NS Microwave negatively impacted gross margins for the period.

Balance Sheet – Certain balance sheet data is listed below:

Balance Sheet Data	As of March 31, 2003	As of December 31, 2002
Current Assets	$141,249	$134,414
Total Assets	$176,394	$168,168
Current Liabilities	$77,923	$74,382
Working Capital	$63,326	$60,032
Long Term Liabilities	$5,300	$7,272
Stockholder’s Equity	$93,171	$86,514

General (Ret.) J.H. Binford Peay, III, Chairman and CEO of The Allied Defense Group said, “We are very pleased with the results for this first quarter. The first two quarters are historically slow periods for the Company, with business picking up in the latter part of the year. This year, we are seeing the reverse. The first half of the year should show significantly improved results, while the latter half of the year should reflect a decrease in business traditionally experienced in the first half of the year. This performance has shifted in 2003 due primarily to delivery schedules on MECAR contracts. Despite the anticipated decrease in performance towards the end of 2003, the year-end results should still equal or exceed our performance from 2002.”

About The Allied Defense Group, Inc. (formerly Allied Research Corporation)

The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military, and designs and produces state-of-the-art weather and navigation software data and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.